ZST DIGITAL NETWORKS, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS
Net Revenue Up 81% from fiscal 2008 to 2009 to $100.4 million
Net Income Up 67% from fiscal 2008 to 2009 to $10.2 million

ZHENGZHOU, CHINA — March 30, 2010 — ZST Digital Networks, Inc. (NASDAQ: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer, and supplier of digital and optical network equipment to cable system operators in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Financial Highlights

•	Total revenue was US$30.3 million, an increase of 110% compared to the fourth quarter of 2008.
•
Gross profit for the fourth quarter 2009 was US$5.8 million, an increase of 140% compared to the fourth quarter 2008.  Gross profit margin for the fourth quarter 2009 was 20%, compared to 17% for the fourth quarter 2008.

•	Operating income for the fourth quarter 2009 was US$4.2 million, an increase of 111% compared to the fourth quarter of 2008.
•	Net income for the fourth quarter 2009 was US$3.1 million, an increase of 137% compared to the fourth quarter of 2008.
•	Net income margin for the fourth quarter of 2009 was 10%, compared to 9% for the fourth quarter 2008.

Fiscal Year 2009 Financial Highlights

Compared to fiscal year 2008 results:
•	Total revenue increased by 81% year-over-year to US$100.4 million.
•	Gross profit increased by 74% year-over-year to US$17.1 million. Gross profit margin for fiscal 2009 was 17%, compared to 17.7% for fiscal 2008.
•	Operating income was US$14.0 million, an increase of 62% compared to fiscal 2008.
•	Net income was US$10.2 million, an increase of 67% compared to fiscal 2008.
•	Net income margin for fiscal 2009 was 10%, compared to 11% for fiscal 2008.

Recent Business Highlights

•
On January 4, 2010, the Company announced that it was designated a Key Enterprise by the Zhengzhou Municipal People’s Government, primarily in recognition of the Company’s successful listing on the NASDAQ Global Market.  Under the terms of the official designation, ZST received a grant of RMB2.6 million (approximately US$0.4 million) from the Zhengzhou Municipal People’s Government, which will be allocated towards the Company’s research and development efforts and general corporate purposes.

Mr. Bo Zhong, Chairman and Chief Executive Officer of ZST, commented, “I am pleased to report a healthy set of results largely driven by continued robust demand for our IPTV set-top boxes.  We continue to maintain our leading market share in the IPTV market in Henan Province, and we believe the outlook in this segment remains promising.  In addition, I am pleased to report continued progress in the development of our GPS offering, as we have added an additional four customers since the announcement of our first sales and services contract in November 2009.  The GPS segment remains a new and growing market for ZST, and while sales only accounted for a small percentage of our total revenue for the fourth quarter of 2009, we believe momentum will continue to build in 2010.

“Looking ahead, we believe demand in the IPTV and GPS markets remains strong, supported by increasing disposable income among consumers and ongoing government initiatives to modernize both the digital cable and logistics and transport industries.  We will continue to capitalize on these favorable trends by executing our strategy to increase sales in the IPTV set-top box market, expand our products and services, especially within the GPS market, and continue to build our brand and technology platform.”

John Chen, Chief Financial Officer of ZST, commented, “Our financial results reflect the continued growth in our core IPTV market, our primary revenue driver for the fourth quarter and full year 2009. As a newly public company, we experienced an expected increase in G&A expenses during the fourth quarter. However, we will continue to focus on maintaining effective cost control measures to enhance profitability. In addition, we believe there will be an overall improvement in both the gross and net margin in the fiscal year 2010 as we ramp up sales of our commercial line of GPS products and services. With strong demand in our core IPTV market and a growing opportunity in GPS, we believe we are well positioned to deliver healthy financial and operational gains in the coming year.”

Fourth Quarter and Fiscal Year 2009 Unaudited Financial Highlights

Revenue

Revenue for the fourth quarter 2009 was US$30.3 million, representing an increase of 6% from US$28.6 million in the third quarter 2009, and an increase of 110% from US$14.4 million in the fourth quarter 2008.  The reasons for the increase in revenue during the quarter are twofold.  First, the Company experienced continued demand for its IPTV set-top boxes.  In addition, the Company launched its commercial line of GPS products and services with the signing of its first major contract on November 10, 2009.

Revenue for fiscal 2009 increased 81% to US$100.4 million from US$55.4 million in fiscal 2008, primarily as a result of continued strong demand for the Company’s IPTV set-top boxes.

Gross Profit and Gross Profit Margin

Gross profit for the fourth quarter 2009 was US$5.8 million, representing a 20% sequential increase and a 140% year-over-year increase.  Gross profit margin for the fourth quarter 2009 was 19%, up from 17% in the fourth quarter 2008.

Gross profit increased by 74% to US$17.1 million for fiscal 2009, from US$9.8 million in fiscal 2008, primarily driven by the increase in revenue.  Gross margin for fiscal 2009 was 17.0%, down slightly from 17.7% in fiscal 2008.

Operating Expenses

Total operating expenses for the fourth quarter 2009 were US$1.6 million, representing an increase of 280% from US$0.42 million in the fourth quarter 2008.  For fiscal 2009, total operating expenses increased 160% to US$3.1 million from US$1.2 million in fiscal 2008.  The year-over-year increase in operating expenses was a result of the Company’s expanded operations and revenue base, reverse merger costs, as well as additional expenses incurred as a result of being a publicly reporting company in the United States.

General and administrative expenses (G&A) for the fourth quarter 2009 were US$1.1 million, up 203% from US$0.38 million in the fourth quarter 2008.  The rise in G&A expenses was mainly attributable to the Company’s expanded operations and revenue base as well as additional expenses incurred as a result of being a publicly reporting company in the United States.  For fiscal 2009, G&A expenses increased 85% to US$1.9 million from US$1.0 million in fiscal 2008.

Research and development expenses (R&D) for the fourth quarter were US$0.11 million, compared to nil for the fourth quarter 2008.  For fiscal 2009, R&D expenses were $0.22 million, compared to nil in fiscal 2008.  The continued investment in R&D was driven primarily by capacity increases to accommodate GPS product development and continued development of IPTV set-top box products.

Income Tax

Income tax expense for the fourth quarter 2009 was US$1.5 million, compared to US$0.6 million in the fourth quarter 2008.  This increase was mainly due to the Company’s continued growth in pre-tax income.

Income tax expense for fiscal 2009 was US$4.1 million, compared to US$2.1 million for fiscal 2008.  This increase was mainly due to the Company’s continued growth in pre-tax income.

Income from Operations and Net Income

Income from operations was US$4.2 million in the fourth quarter 2009, representing a sequential decrease of 6% compared to an operating income of US$4.5 million in the third quarter 2009, and an increase of 111% compared to operating income of US$2.0 million in the fourth quarter 2008.  For fiscal 2009, income from operations increased 62% to US$14.0 million, from US$8.7 million in fiscal 2008.

Net income for the fourth quarter 2009 was US$3.1 million, a sequential decrease of 7% from US$3.3 million in the third quarter 2009 and a year-over-year increase of 137% from US$1.3 million in the fourth quarter 2008.  Net margin was 10% for the fourth quarter 2009, down slightly from 12% in the third quarter 2009 and up from 9.0% in the fourth quarter 2008.  For fiscal 2009, net income increased 67% to US$10.2 million, from US$6.1 million for fiscal 2008.  Net income margin decreased slightly to 10% for fiscal 2009, as compared to 11% in fiscal 2008.

Diluted net income per share was US$0.32 in the fourth quarter 2009, compared to US$0.28 for the fourth quarter 2008.  For fiscal 2009, diluted net income per share was US$1.14, compared to US$1.04 for fiscal 2008.

Balance Sheet

Cash and cash equivalents totaled to US$13.6 million as of December 31, 2009, primarily attributable to the closing of the recent public offering in October 2009.

As of December 31, 2009, total trade receivables were US$24.9 million, an increase of 102% from US$12.3 million as of December 31, 2008, primarily due to the increased revenue base.

As of December 31, 2009, inventories increased by US$0.5 million, or 61%, to US$1.2 million from US$0.8 million as of December 31, 2008, primarily due to the increased revenue base.

First Quarter and Full Year 2010 Outlook – Based on the current estimates, the Company approximates that revenue for the first quarter 2010 will range between US$12 million and US$15 million.  The Company also estimates that net income for the first quarter 2010 will range between US$1.4 million and US$1.6 million.  For the full year 2010, the Company estimates that revenues will range between US$115 million and US$125 million, and net income will range between US$13 million and US$15 million.  This represents the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company’s management team will conduct a conference call on Tuesday, March 30, 2010 at 8:00 am (U.S. Pacific Time) / 11:00 am (U.S. Eastern Time) / 11:00 pm (HK / Beijing Time) to discuss its fourth quarter and fiscal year 2009 financial results and recent business activity.  The conference call may be accessed by calling +1-866-519-4004 (for callers in the U.S.), +8008-190-121 (for callers in China), +800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 63153057.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through April 13, 2010, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 63153057.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in supplying digital and optical network equipment and providing installation services to cable system operators in China. The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

Statement Regarding Unaudited Financial Information

The unaudited financial information set forth above is preliminary and subject to adjustments.  Adjustments to the financial statements may be identified when audit work is performed for the year-end audit, which could result in significant differences from this preliminary unaudited financial information.

“Safe Harbor” Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliance and changes in the laws of the People's Republic of China (the "PRC") that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contacts:
Company Contact: ZST Digital Networks, Inc John Chen, Chief Financial Officer Email: jchen@shenyangkeji.com	Investor Relations (US): Taylor Rafferty, LLC Mahmoud Siddig Tel: +1-212-889-4350 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com
Investor Relations (US): BPC Financial Marketing John Baldissera Tel: 800-368-1217	Investor Relations (HK): Taylor Rafferty, LLC Lisa Zheng Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In U.S. Dollars)

	December 31,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$13,627,992	$1,134,954
Trade receivables, net	24,885,497	12,322,099
Employee advances	-	6,307
Inventories, net	1,245,803	775,185
Advances to suppliers	7,399,141	3,024,668
Prepaid expenses and other receivables	1,064,499	6,968
Total current assets	48,222,932	17,270,181
Prepaid expenses and other receivables – long term	858,609
Property and equipment, net	467,744	34,148
Intangible asset, net	579,184	-
Total assets	$50,128,469	$17,304,329

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable – trade	$700,940	$1,270,096
Deferred revenues	376,586	-
Customer deposit	-	1,467
Accrued liabilities and other payable	184,901	501,176
Various taxes payable	403,622	188,539
Short-term loans	-	3,931,991
Employee security deposit payable	67,815	8,911
Wages payable	66,370	59,501
Corporate tax payable	547,917	-
Due to related parties	-	2,359,728
Total current liabilities	2,348,151	8,321,409

Commitments and contingencies	-	-

Stockholders' Equity
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, 6,250,000 shares undesignated, 0 shares issued and outstanding at December 31, 2009
and December 31, 2008, respectively.	-	-
Preferred Stock Series A Convertible, $0.0001 par value, 3,750,000 shares authorized, 1,263,723 and 0 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively. Liquidation preference and redemption
value of $4,976,953 at December 31, 2009	126	-
Common stock $0.0001 par value, 100,000,000 shares authorized, 10,216,103 and
5,896,723 shares issued and outstanding at December 31, 2009
and December 31, 2008, respectively	1,022	590
Additional paid-in capital	30,677,949	1,488,924
Accumulated other comprehensive income	20,085	590,839
Statutory surplus reserve fund	3,328,345	1,491,963
Retained earnings (unrestricted)	13,752,791	5,410,604
Total stockholders' equity	47,780,318	8,982,920
Total Liabilities and Stockholders' Equity	$50,128,469	$17,304,329

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In U.S. Dollars)

	For the Year Ended December 31,
	2009	2008

Revenue
Sales of goods	$99,312,502	$55,430,819
Sales of services	1,101,613	-
Total Revenue	100,414,115	55,430,819

Cost of revenue
Cost of goods sold	83,277,087	45,594,243
Cost of service	55,595	-
Total cost of revenue	(83,332,682)	45,594,243

Gross profit	17,081,433	9,836,576
		0
Operating costs and expenses
Selling expenses	364,302	146,459
General and administrative	1,901,023	1,026,859
Research and development	221,467	-
Merger cost	566,654	-
Total operating costs and expenses	3,053,446	1,173,318
Income from operations	14,027,987	8,663,258

Other income (expenses)
Interest income	59,161	9,753
Interest expense	(187,137)	(409,811)
Loss on disposal of assets	-	(11,295)
Government grant	380,068	-
Sundry income (expense), net	(16,202)	(10,869)
Total other income (expenses)	235,890	(422,222)

Income before income taxes	14,263,877	8,241,036
Income taxes (Note 12)	(4,085,308)	(2,132,565)

Net income	$10,178,569	$6,108,471

Basic earnings per share	$1.32	$1.04

Weighted average shares outstanding, basic	7, 689,925	5,896,723

Diluted earnings per share	$1.14	$1.04

Weighted average shares outstanding, diluted	8,967,027	5,896,723

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Statements of Cash Flows
(In U.S. Dollars)

	For the Year Ended
	December 31,
	2009	2008

Cash Flows From Operating Activities
Net Income	$10,178,569	$6,108,471
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Imputed interest	31,417	71,069
Stock option issued as compensation	34,193	-
Depreciation	45,546	20.884
Amortization	64,319	-
Changes in operating assets and liabilities:
Trades receivable	(12,563,398)	(2,903,070)
Contract receivable	-	101,499
Prepaid expenses and other receivables	(1,909,833)	5,962
Inventories, net	(470,618)	4,713,609
Advances	(4,374,473)	(3,024,668)
Accounts payable and accrued liabilities	(885,431)	(1,477,740)
Deposits and other payables	57,437	(38,757)
Billings in excess of costs on uncompleted projects	-	(18,635)
Taxes payable and recoverable	763,000	(302,438)
Wages payable	6,869	35,611
Deferred revenue	376,586	-
Net cash provided by (used in) operating activities	(8,645,817)	3,303,092

Cash Flows From Investing Activities
Purchases of property and equipment	(479,265)	-
Purchases of intangible assets	(643,538)	-
Net cash used in investing activities	(1,122,803)	-

Cash Flows From Financing Activities
Proceeds from (Repayment of) short-term demand loans receivable	1,027	763,548
(Proceeds from) Repayment of short-term demand loans payable	(3,931,991)	(4,001,445)
Net proceeds from sale of preferred stock	3,533,955	-
Net proceeds from sale of common stock	22,234,924	-
Due from related parties and affiliated companies	-	68,548
Due to related parties and affiliated companies	-	2,336,323
Dividend paid	-	(2,624,266)
Net cash provided by (used in) financing activities	21,837,915	(3,457,292)

Effect of exchange rate changes on cash	423,743	163,350
Net increase in cash and cash equivalents	12,493,038	9,150

Cash and cash equivalents, beginning of period	1,134,954	1,125,804

Cash and cash equivalents, end of period	$13,627,992	$1,134,954

Supplemental disclosure information:
Interest expense paid	$155,720	$338,742
Income taxes paid	$3,537,391	$2,132,565

Non cash investing and financing activities:
Shares issued for related parties' debt	$2,359,728	$-